As filed with the Securities and Exchange Commission on May 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVELLUS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	77-0024666
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4000 North First Street

San Jose, CA 95134

(Address of principal executive offices)(zip code)

Novellus Systems, Inc. 2011 Stock Incentive Plan

(Full title of the Plan)

Andrew J. Gottlieb

Vice President, General Counsel and Secretary

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

(Name and address of agent for service)

(408) 943-9700

(Telephone number, including area code, of agent for service)

Copy to:

Brandon C. Parris

Morrison & Foerster LLP

425 Market Street

San Francisco, CA, 94105-2482

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering Price(2)	Amount of registration fee
Common Stock issuable under the Novellus Systems, Inc. 2011 Stock Incentive Plan, no par value per share.	9,796,984	$35.68	$349,556,389.12	$40,583.50
TOTAL	9,796,984	$35.68	$349,556,389.12	$40,583.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indefinite number of additional securities that may be offered or issued as part of any stock split, stock dividend or similar transaction as provided in the above-referenced plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offerings price of $35.68 per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low price per share as reported on the NASDAQ Global Select Market on May 6, 2011 (a date that is within five days of the filing of this Registration Statement).

INTRODUCTION

This Registration Statement on Form S-8 is filed by Novellus Systems, Inc. (referred to herein as the “Registrant,” “we,” “our” or “us”) and relates to 9,796,984 shares of our common stock, no par value per share (“Common Stock”), issuable to our eligible directors, employees and consultants under the Novellus Systems, Inc. 2011 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Registration Statement on Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

(1)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 1, 1988, including any amendment or report filed for the purpose of updating such description;

(2)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 25, 2011;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2011, filed with the Commission on April 28, 2011; and

(4)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 16, 2011, March 7, 2011, May 4, 2011 and May 10, 2011.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code (the “Code”) authorizes a court to award, or a company’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the company, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204(a)(10) of the Code provides that a company’s articles of incorporation may not eliminate nor limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) under Section 310 of the Code (concerning transactions between companies and directors or companies having interrelated directors) or (vii) under Section 316 of the Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204(a)(10) further provides that a company’s articles of incorporation may not eliminate nor limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a company’s shareholders for any violation of a director’s fiduciary duty to the company or its shareholders.

In accordance with Section 317, the Restated Articles of Incorporation of the Registrant, as amended (the “Articles”), limit the liability of a director to the Registrant or its shareholders for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Registrant to provide indemnification to its agents (including officers and directors). The Articles and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) further provide for indemnification of corporate agents to the maximum extent permitted by the Code.

Pursuant to the authority provided in the Articles and Bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

4.1	Novellus Systems, Inc. 2011 Stock Incentive Plan, incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 8, 2011.

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Novellus Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 11, 2011.

NOVELLUS SYSTEMS, INC.

By:	/s/ Richard S. Hill
Richard S. Hill
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard S. Hill and John D. Hertz, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Richard S. Hill Richard S. Hill	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 11, 2011

/s/ John D. Hertz John D. Hertz	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 11, 2011

/s/ Neil R. Bonke Neil R. Bonke	Director	May 11, 2011

/s/ Youssef A. El-Mansy Youssef A. El-Mansy	Director	May 11, 2011

/s/ Glen G. Possley Glen G. Possley	Director	May 11, 2011

/s/ Ann D. Rhoads Ann D. Rhoads	Director	May 11, 2011

/s/ Krishna Saraswat Krishna Saraswat	Director	May 11, 2011

/s/ William R. Spivey William R. Spivey	Director	May 11, 2011

/s/ Delbert A. Whitaker Delbert A. Whitaker	Director	May 11, 2011

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature pages to this Registration Statement).